Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE BYLAWS
OF
IRHYTHM TECHNOLOGIES, INC.

(Adopted on August 14, 2020)

The undersigned, being the duly acting and appointed Secretary of iRhythm Technologies, Inc., a Delaware corporation (the “Company”), hereby certifies that, by action of the board of directors of the Company on August 14, 2020, the Bylaws (the “Bylaws”) of the Company have been amended as follows:
1.The following new section was added to the Bylaws as Section 9.5 effective as of the date first set forth above:
“9.5 FORUM SELECTION FOR SECURITIES ACT CLAIMS

Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Section 9.5.”

IN WITNESS WHEREOF, the undersigned has executed this certificate as an officer of the Company as of the date first set forth above.

By: /s/ Douglas J. Devine
Name: Douglas J. Devine,
Chief Financial Officer and Secretary